Calculation of Filing Fee Tables
S-8
Eton Pharmaceuticals, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share, Eton Pharmaceuticals, Inc. 2018 Equity Incentive Plan	Other	1,081,882	$ 17.59	$ 19,030,304.38	0.0001381	$ 2,628.09
2	Equity	Common Stock, par value $0.001 per share, Eton Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan	Other	150,000	$ 17.59	$ 2,638,500.00	0.0001381	$ 364.38
Total Offering Amounts:						$ 21,668,804.38		$ 2,992.47
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,992.47
Offering Note
[1]	(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's Common Stock ("Common Stock") that become issuable under the Eton Pharmaceuticals, Inc. 2018 Equity Incentive Plan (the "2018 Plan") or the Eton Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan (the "2018 ESPP") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock. (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the shares are calculated based on $17.59 per share, the average of the high and low prices of the Common Stock, as reported on the Nasdaq Global Market on March 3, 2026, a date within five business days prior to the filing of this Registration Statement. (3) Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 Plan on January 1, 2026 pursuant to an "evergreen" provision contained in the 2018 Plan. Pursuant to such provision, on January 1st of each calendar year, from January 1, 2019 through January 1, 2028, the number of shares added each year is equal to the lesser of: (a) 4% of the total number of shares of capital stock of the Registrant outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant's Board of Directors (the "Board") for the applicable year.

[2]	(4) Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 ESPP on January 1, 2026 pursuant to an "evergreen" provision contained in the 2018 ESPP. Pursuant to such provision, on January 1st of each calendar year, from January 1, 2019 through January 1, 2027, the number of shares of Common Stock added each year is equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (b) 150,000 shares; or (c) a lesser number of shares of Common Stock as is determined by the Board that is less than (a) and (b).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A